SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No. 1)


                            News Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   652484-60-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 22, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
     Schedule is filed:

           |_|  Rule 13d-1(b)

           x    Rule 13d-1(c)

           |_|  Rule 13d-1(d)


     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 652484-80-9                                                     PAGE 1



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  DAVID J. BERSHAD
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                a. [ ]
                                                                          b. [x]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5        SOLE VOTING POWER

                  50,000
--------------------------------------------------------------------------------
6        SHARED VOTING POWER

                  -0-
--------------------------------------------------------------------------------
7        SOLE DISPOSITIVE POWER

              50,000
--------------------------------------------------------------------------------
8        SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              50,000
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                  .76%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

CUSIP NO. 652484-80-9                                                     PAGE 1



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  BERSHAD INVESTMENT GROUP L.P.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                a. [ ]
                                                                          b. [x]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5        SOLE VOTING POWER

                  412,126
--------------------------------------------------------------------------------
6        SHARED VOTING POWER

                  -0-
--------------------------------------------------------------------------------
7        SOLE DISPOSITIVE POWER

              412,126
--------------------------------------------------------------------------------
8        SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              412,126
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   6.26%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  PN
--------------------------------------------------------------------------------

CUSIP NO. 652484-80-9                                                     PAGE 1



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  MONTCLAIR FUTURE GENERATIONS LLC
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                a. [ ]
                                                                          b. [x]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
         NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5        SOLE VOTING POWER

                  10,001
--------------------------------------------------------------------------------
6        SHARED VOTING POWER

                  -0-
--------------------------------------------------------------------------------
7        SOLE DISPOSITIVE POWER

              10,001
--------------------------------------------------------------------------------
8        SHARED DISPOSITIVE POWER

                  -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              10,001
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [ ]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   .15%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------

Item 1(a).        Name of Issuer:


                     News Communications, Inc.
--------------------------------------------------------------------------------
Item 1(b).        Address of Issuer's Principal Executive Offices:


174-15 Horace Harding Expressway, Fresh Meadows, NY 11365
--------------------------------------------------------------------------------

Item 2(a).        Name of Persons Filing:


David J. Bershad, Bershad Investment Group LP, Montclair Future
Generations, LLC
--------------------------------------------------------------------------------

Item 2(b).        Address of Principal Business Office or, if None,
                  Residence:


       2 Stonebridge Road, Montclair, New Jersey  07042
--------------------------------------------------------------------------------

Item 2(c).        Citizenship:


                            USA
--------------------------------------------------------------------------------

Item 2(d).        Title of Class of Securities:


                  Common Stock, $.01 par value
--------------------------------------------------------------------------------

Item 2(e).        CUSIP Number:


                      652484-80-9
--------------------------------------------------------------------------------

Item 3.    If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
           (c), Check Whether the Person Filing is a:

     (a)   [ ] Broker or dealer registered under Section 15 of the Exchange Act.

     (b)   [ ] Bank is defined in Section 3(a)(6) of the Exchange Act.

     (c)   [ ] Insurance company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

     (e)   [ ] An investment adviser in accordance with Rule 13d-1(b)(l)(ii)(E);


                               Page 3 of 5 Pages

     (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(l)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Rule 13d-l(b)(l)(ii)(G);

     (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)   [ ] Group, in accordance with Rule 13d-1(b)(l)(ii)(J)

     If this statement is filed pursuant to Rule 13d-1(c), check
     this box :          [x]

Item 4.    Ownership:

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)   Amount beneficially owned:
                          472,126
           ----------------------------------------

     (b)   Percent of class:
                             7.18%
           -----------------------------------------

     (c)   Number of shares as to which such person has:
     (i)   Sole power to vote or to direct the vote   472,126
                                                    ---------
     (ii)  Shared power to vote or to direct the vote   -0-
                                                     --------
     (iii) Sole power to dispose or to direct the disposition of   472,126*
                                                                   --------
     (iv)  Shared power to dispose or to direct the disposition of   -0-
                                                                   -------


Item 5.    Ownership of Five Percent or Less of a Class:

                   Not applicable.

Item 6.    Ownership of More than Five Percent on Behalf of Another Person:

                   Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                   Not applicable.


* Mr. Bershad is the General Partner of Bershad Investment Group L.P. and the Member-Manager of Montclair Future Generations LLC and as such has the power to vote or direct the vote and dispose of or direct the disposition of the shares owned by these entities.


                               Page 4 of 5 Pages

Item 8.    Identification and Classification of Members of the Group:

                   Not applicable.

Item 9.    Notice of Dissolution of Group:

                   Not applicable.

Item 10.   Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURES

         After reasonable inquiry, and to the best of my knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.




                                                 December 1, 1999
                                       -------------------------------------
                                                       (Date)



                                               /s/ David J. Bershad
                                       -------------------------------------
                                                 David J. Bershad


                                        BERSHAD INVESTMENT GROUP, L.P.


                                        By:      /s/ David J. Bershad
                                           ---------------------------------
                                           David J. Bershad, General Partner


                                        MONTCLAIR FUTURE GENERATIONS LLC


                                        By:      /s/ David J. Bershad
                                           ---------------------------------
                                           David J. Bershad, Member-Manager




                               Page 5 of 5 Pages